THIRD AMENDED AND RESTATED

EXHIBIT A OF THE MANAGEMENT AGREEMENT

PORTFOLIOS AND MANAGEMENT FEES

Dated: June 11, 2024

Pursuant to Section 7(a) of the Management Agreement, the Trust shall pay to NTI a fee at the annual rate calculated as a percentage of each Current Portfolio’s assets as set forth below:

PORTFOLIO	FEE RATE(%)
Treasury	0.13%
Treasury Instruments	0.16%

NORTHERN INSTITUTIONAL FUNDS NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal E. Rein	By:	/s/ Peter K. Ewing
Name:	Randal E. Rein	Name:	Peter K. Ewing
Title:	Treasurer	Title:	Senior Vice President